SCHEDULE 14A
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No. __)


Filed by the Registrant                    [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-12

                           Forest Laboratories, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Carl C. Icahn
                            Dr. Alexander J. Denner
                              Dr. Richard Mulligan
                          Professor Lucian A. Bebchuk
                                Dr. Eric J. Ende
                                   Mayu Sris
                               Icahn Partners LP
                         Icahn Partners Master Fund LP
                       Icahn Partners Master Fund II L.P.
                      Icahn Partners Master Fund III L.P.
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                                Icahn Onshore LP
                               Icahn Offshore LP
                               Icahn Capital L.P.
                                   IPH GP LLC
                        Icahn Enterprises Holdings L.P.
                          Icahn Enterprises G.P. Inc.
                                 Beckton Corp.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

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

On August 7, 2011, Icahn Capital LP received a letter from Delaware counsel (the "Conflicts Letter") regarding corporate governance standards for dealing with potential conflicts of interest. In the Conflicts Letter, Delaware counsel concludes that there is "no reason to believe that the potential conflicts of interest asserted by Forest in its proxy solicitation materials cannot be dealt with by the methods used by thousands of other public and private corporations."

The foregoing description of the Conflicts Letter is qualified in its entirety by the copy of the Conflicts Letter which is filed herewith.

ON JULY 19, 2011, THE PARTICIPANTS (AS DEFINED BELOW) FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, DR. ALEXANDER J. DENNER, DR. RICHARD MULLIGAN, PROFESSOR LUCIAN A. BEBCHUK, DR. ERIC J. ENDE, MAYU SRIS, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., HIGH RIVER LIMITED PARTNERHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, AND BECKTON CORP. (COLLECTIVELY, THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF FOREST LABORATORIES, INC. FOR USE AT ITS 2011 ANNUAL MEETING OF STOCKHOLDERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF FOREST LABORATORIES, INC. FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING D.F. KING & CO., INC. BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLLFREE: (800) 697-6975 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269-5550.

                                  [LETTERHEAD]
                                 ASHBY & GEDDES
                        ATTORNEYS AND COUNSELLORS AT LAW
                              500 DELAWARE AVENUE
                                 P.O. BOX 1150
                           WILMINGTON, DELAWARE 19899

                                 August 7, 2011

Icahn Capital L.P.
767 Fifth Avenue
47th Floor
New York, NY 10153

   Re: Corporate Governance Standards for Dealing with Potential Conflicts of
       Interest

Gentlemen:

     You have asked us whether the potential "conflicts of interest" outlined by the management of Forest Laboratories, Inc. ("Forest" or the "Company"), in its proxy solicitation material raises issues of director qualification for board service that are inconsistent with Delaware corporation and fiduciary duty law. It is our belief that, to the extent these potential conflicts of interest actually exist, they are routine matters with which corporate boards of directors normally deal and pose no significant issues.

     Specifically at issue is proxy solicitation material issued by Forest that contends that Dr. Alexander J. Denner and Dr. Richard Mulligan, two of the nominees of the Icahn Parties for seats on Forest's board of directors, should not be elected to Forest's board because their service on the boards of Biogen Idec and Amylin means that they are or could be "conflicted and should not be on [the] Board." According to Forest, while it, Biogen Idec and Amylin do not currently compete with Forest, "business development, product acquisition and licensing are the life blood of our Company" and since these are also important to Biogen Idec and Amylin, and since all three are or might become involved in

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Icahn Capital LP
August 7, 2011
Page 2


"therapeutic areas," that means that Biogen Idec and Amylin "will likely compete with Forest for the same product opportunities in the market."

     We initially note that the logic of that assertion is not evident from the facts presented. If there is really a likelihood of material competition, it might normally be expected that some evidence of that would already be present and Forest's proxy solicitation materials gives no hint that any such competition has taken place to date. Nevertheless, you have asked us to assume for argument sake that some form of competitive overlap might take place at some point in the future and consider whether such possible overlap could be accommodated by normal board procedures.

     To this end, it is useful to briefly discuss Delaware law regarding directors and their potential disqualification in conflict of interest situations. Delaware law specifically contemplates that directors might serve on the boards of two entities that actually compete with each other. See Bragger v. Budacz, 1994 WL 698609, at *4-5 ( Del. Ch. Dec. 7, 1994) (noting that "directors are presumed to act in good faith and in the best interests of the corporation," and hence, "interlocking boards do not constitute a violation of [Delaware law]"). The Delaware General Corporation Law (the "DGCL"), does not require directors to ever recuse themselves from discussion or voting, but both it and Delaware case law deal with cases of conflicted directors and provide "safe harbors" from legal complications from such conflicts. See 8 Del. C. 144; see also Benihana of Toykyo, Inc. v. Benihana, Inc., 906 A.2d 114, 120 (Del. 2006) (noting that under the "safe harbor" provisions of 144, a conflict transaction approved by the disinterested directors will be reviewed under the business judgment standard of review); In re Digex, Inc. Shareholders Litig., 789 A.2d 1176, 1206 (Del. Ch. 2000) (noting the preference that conflicted directors

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Icahn Capital LP
August 7, 2011
Page 3


abstain from any participation in the discussion or voting in respect to conflict transactions).

     Conflicts of interest can raise a problem because directors have a duty of loyalty towards the corporation and its stockholders. That duty generally requires them to put the interests of that corporation and its stockholders above all others. See, e.g. Broz v. Cellular Information Sys., Inc., 673 A.2d 148, 153 (Del. 1996) (noting that a "corporate fiduciary agrees to place the interests of the corporation before his or her own"). That means that directors who are also directors of a different corporation might in certain instances of board decision making owe conflicting duties to both corporations if those corporations, for example, go into competition with each other. See, e.g. Bragger, 1994 WL 698609, at *4-7 (recognizing that service by a director on boards of two competing companies is a matter of choice for the stockholders and that such service could place the director in a "delicate position"). See also, Broz, 673 A.2d 148 (for an example of where a director sitting on the boards of competing companies successfully navigated such a "delicate position" with regard to a potential corporate opportunity of both companies); In re Digex, 789 A.2d at 1206 (noting that "individuals who act in a dual capacity as directors of two corporations owe the same duty of good management to both corporations, and in the absence of an independent negotiating structure, or the directors' total abstention from any participation in the matter, this duty is to be exercised in light of what is best for both companies").

     Such potential conflicts of interest are by no means rare, though, and seem to be especially frequent among technology and biotech companies. Each of those fields tends to be intensely technical by nature, and corporations involved in

Icahn Capital LP
August 7, 2011
Page 4


those areas often find that it is useful to have a board of directors with significant experience in those areas, which means that at least minor conflicts of interest often arise. In addition, these firms are frequently funded by venture capital; the venture capital firms invariably put their own directors on the boards; and those directors or their firms often have direct and material conflicts of interest because they usually fund/control potentially competitive corporations as well.

     Given the ubiquity of such conflicts, as well as similar situations in which directors or senior management might have conflicting interests, a general set of "best practices" has evolved for dealing with them. The first, and perhaps most important measure is that the existence of the potential conflict needs to be disclosed by the director to the board. Here, of course, that has already been done. Second, the directors should determine, on a case by case basis, whether they should wall themselves off from conflicted directors when making a decision with respect to a conflicted transaction. For example, if Forest and Biogen Idec both bid for licensing rights for a drug and a person who is a director of both corporations is aware of the situation (which, of course, would normally only be the case for substantial acquisitions), he should not be involved in the situation, and should not participate in any discussion or vote held by either corporation. In addition, he would be under a duty to not disclose either side's information to the other side.

     As mentioned above, this is a very common situation and corporate boards routinely deal with various conflict situations by walling off the conflicted party and corporate lawyers routinely suggest that their clients create various types of special committees of the board to deal with a conflict.

     An excellent example of a situation in which best corporate practices could have been followed, but were not, came at Forest's own April 5, 2011 board

Icahn Capital LP
August 7, 2011
Page 5


meeting. The purpose of that meeting was to decide whether the corporation would support Mr. Solomon, the Company's CEO, in his battle against the Office of Inspector General of the Department of Health and Human Services ("HHS-OIG"). Mr. Solomon, of course, had a strong personal interest in gaining such support, but the board needed to decide whether it was in the Company's best interest to provide it. That presented a conflict, and under best corporate practices-indeed under normal corporate governance standards-the non-inside directors would have been delegated to consider and decide the issue. Instead, of course, the full board met with Mr. Solomon present, and his direct reports explained to the board why he was essential to the Company's future. The directors then approved apparently pre-drafted resolutions with almost no discussion.

     Such corporate governance is indeed a problem, but it could easily have been improved. The non-affiliated directors should have been asked to make the decision, and independent counsel should have been hired by those directors to advise them. Management still could have made its presentation, but at that point should have been recused to allow the independent directors to discuss and decide the matter with legal guidance from their counsel. The outcome might have been the same-but the governance would have been far better and the stockholders would be able to have more confidence in the outcome.

     That example points to the underlying issue, which is that conflicts of interest do not just arise in potentially competitive situations, but in many dealings with senior management as well. That is an inevitable part of corporate life, but even adequate corporate governance-much less best practices-allows such situations to be navigated with little problem. What is needed are directors and legal advisors who understand and are committed to proper

Icahn Capital LP
August 7, 2011
Page 6


corporate governance. When directors do not have such a commitment, or when a corporation is tightly controlled by managers who are resistant to proper governance, then problems certainly can happen. The case books are full of such examples. There are many more examples, though, of corporations that successfully deal with potential and actual conflicts of interest like those that Forest asserts here, and which do so with professionalism and very little fuss and bother.

     In conclusion, we see no reason to believe that the potential conflicts of interest asserted by Forest in its proxy solicitation materials cannot be dealt with by the methods used by thousands of other public and private corporations.

                                           Very truly yours,


                                           /s/ Stephen E. Jenkins for
                                           ----------------------
                                           Ashby & Geddes